Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is by and between inTEST Corporation (the “Company”) and James Pelrin (“Executive”).

WHEREAS, Executive served as the President and Chief Executive Officer of the Company;

WHEREAS, the Company and Executive are not parties to a written employment agreement or other contractual understanding regarding the employment of Executive, and the employment of Executive is “at will”;

WHEREAS, the parties have determined by mutual agreement that the employment of Executive shall end, and that Executive shall continue in a consulting capacity with the Company on the terms set forth in this Agreement; and

WHEREAS, the parties agree to resolve any and all issues or disputes that may presently exist, or that may arise out of the circumstances surrounding Executive’s employment with or separation from the Company.

NOW THEREFORE, in consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, Executive and the Company agree as follows:

1.	Termination of Employment and Director Relationships

A.

The parties have agreed to end Executive’s employment relationship with the Company, and Executive’s participation as an officer and director of the Company and its subsidiaries and affiliates, effective August 6, 2020 (“Termination Date”); but if, upon the parties’ mutual agreement, Executive separates from the Company on a date other than the Termination Date, the Termination Date for purposes of this Agreement will be the actual date on which the employment relationship between the parties is terminated. From and after the Termination Date, Executive shall not hold any office, title or fiduciary role with the Company, except as a consultant as set forth herein.

B.

Executive no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company or its subsidiaries and affiliates after the Termination Date. Executive acknowledges the following: (i) Executive has no unreported reimbursements to report or claim against the Company or its subsidiaries and affiliates; and (ii) Executive has reported to the Company any and all work-related injuries incurred during employment.

2.	Consulting Services

A.

Executive shall be retained by the Company as a consultant for the period commencing on the Termination Date and expiring three months after commencement of the Termination Date (the “Consulting Period”), which is subject to an additional three month extension of time, on a month-to-month basis, at the sole discretion of the Company’s Board of Directors. Should Company desire to extend the Consulting Period on a month-to-month basis upon conclusion of the initial three-month Consulting Period, the Company will notify Executive by the 25th day of the month preceding the discretionary monthly extension of the Consulting Period.

B.

During the Consulting Period, Executive shall consult with the Company and its executive officers on an as-needed basis regarding the business and operations of the Company, as well as the transition of duties of Executive to other officers or employees of the Company (the “Consulting Services”). Executive shall report directly to, and perform the Consulting Services as directed by, the Chief Executive Officer and the Chief Financial Officer of the Company. The Consulting Services shall be required at such times and such places as shall not result in unreasonable inconvenience to Executive. Executive will make good faith efforts to be available and responsive when his Consulting Services are requested.

C.

In consideration for the Consulting Services, the Company shall pay Executive a consulting fee of $500/hour (“Consulting Fee”), with a guaranteed minimum of (x) Ten Thousand Dollars ($10,000) per month during the initial three-month Consulting Period and (y) Five Thousand Dollars ($5,000) per month during the remaining optional month-to-month Consulting Period if the Company decides, in its sole discretion, to extend the Consulting Period. The Consulting Fees shall be paid to Executive, in arrears, on or about the last business day of the month to which such Consulting Fees relate. The parties hereby acknowledge and agree that the Consulting Fees shall not be deemed wages and Executive will receive a Form 1099 with regarding to the Consulting Fee and will be solely responsible for, and shall pay, all taxes assessed on such fees under the applicable laws of any federal, state, or local jurisdiction.

D.

Executive acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company for any purpose. Executive hereby waives any rights to be treated as an employee or deemed an employee of the Company for any purpose during the Consulting Period, and acknowledges that he is not entitled to employment-related benefits, compensation, or equity vesting during the Consulting Period.

E.

If, at any point during the Consulting Period, the Company determines in its reasonable discretion that Executive is not providing good faith Consulting Services that have been requested by Company, it will provide Executive with written notification of Executive’s deficiencies and a five calendar day opportunity to cure. If, upon conclusion of the cure period, Executive has not cured to the reasonable satisfaction of the Company, the Company may terminate the Consulting Period effective immediately and Executive will not be entitled to Consulting Fees after termination of the Consulting Period through the end of the current month.

3.	Severance

A.

In consideration for Executive signing, returning and not revoking this Agreement (which contains a General Release), the Company has agreed to pay Executive severance in the amount of One Hundred Thousand Dollars ($100,000), less applicable deductions and withholdings (“Severance”). Upon the Company properly providing Executive with Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, or, if applicable, state insurances laws (collectively, “COBRA”) documentation, when Executive timely elects continuation of medical coverage under COBRA, the Company will pay Executive’s premiums necessary to continue Executive’s medical coverage (including coverage for eligible dependents as currently provided in the Executive’s insurance plan) through the period starting on the Separation Date and ending on the earlier to occur of: (i) the one-year anniversary of the Separation Date, (ii) the date Executive ceases to be eligible for COBRA continuation coverage due to plan termination, or (iii) the date Executive affirmatively and voluntarily chooses to no longer receive COBRA continuation coverage. If the Company changes plans during the one-year period starting on the Separation Date, the Company will provide coverage to Executive and his eligible dependents at the most similar level as Executive’s previous medical benefits on the new plan. The Severance shall be payable as follows: 60% in a lump sum within 30 days after Executive signs and does not timely revoke this Agreement and 40% in a lump sum within 60 days after Executive signs and does not timely revoke this Agreement.

B.

Executive understands, acknowledges and agrees that the Severance and payment of the insurance premiums are being given as consideration in exchange for executing this Agreement and that Severance is contingent upon Executive complying with all material terms of this Agreement. If the Company believes Executive has violated a material term of this Agreement, the Company will provide written notification to Executive with a 5 day cure period, if the violation is capable of cure. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement and Executive agrees and affirms that any and all unvested awards of restricted stock units and options, including the restricted stock units and options awards granted on March 9, 2020, are forfeited as of the Termination Date. Executive further understands and acknowledges that his termination of employment will cause all of his vested options to expire one (1) year from the Termination Date. Notwithstanding the forgoing, Executive shall be entitled to receive in a timely manner his final wage check and payment for accrued vacation time.

4.	Executive Representations Executive specifically represents, warrants, and confirms that he:

A.	has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;

B.

has received all salary, wages, bonuses, and other compensation due to Executive, with the exception of Executive’s final payroll check through and including the Termination Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Termination Date.

5.

General Release In consideration for the Severance, Executive releases and forever discharges the Company (defined for this General Release to include the Company, its parents, subsidiaries, affiliates, successors and assigns, and all of their respective shareholders, officers, directors, agents, representatives, attorneys and employees and their successors, heirs and assigns) from every claim, demand, right, action or cause of action of whatsoever kind or nature, in law or in equity, direct or indirect, liquidated or unliquidated, known or unknown, that Executive ever had or now has, against the Company (as defined herein) with respect to any and all matters relating to Executive’s employment with the Company and the end of that employment with the Company, and any and all other claims of whatsoever kind or nature which Executive may have against the Company (as defined herein) arising from events occurring on or before Executive’s execution of this Release. This Release of the Company (as defined herein) also specifically includes, but is not limited to, any and all claims for employment discrimination, harassment and/or retaliation; all claims in contract, including but not limited to, claims for breach of contract, claims for promissory estoppel and claims for detrimental reliance; all claims in tort (including, but not limited to, all claims for wrongful discharge, fraud, intentional and/or negligent misrepresentation, intentional and/or negligent infliction of emotional distress, defamation/libel/slander, fraudulent inducement, including fraudulent inducement as to this Agreement); all claims for wages, bonuses, equity, profit sharing, performance awards, incentive compensation, severance pay, vacation pay, health insurance premiums, other insurance premiums, medical expense/costs, retirement contributions or benefits, any other fringe benefit, or any form of income or compensation; and all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, , the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and all other federal, state, and local laws that may be legally waived and released, all including any amendments and their respective implementing regulations. This Release also includes, but is not limited to, any and all claims for any type of damages (e.g., back pay; front pay; compensatory damages for emotional distress/pain and suffering, etc.; punitive damages; liquidated damages; consequential damages for an employment search); for any type of equitable relief (i.e., reinstatement; injunction; etc.); for attorneys’ fees/costs; and for interest.

6.

Exceptions to the Release. This Release does not waive any claims for unemployment or workers’ compensation or for any claims related to the enforcement of this Agreement. Nothing in this Release prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local government agency, including but not limited to, the reporting of any whistleblower complaint to the Securities and Exchange Commission. Notwithstanding the foregoing, to the extent permitted by law, Executive waives the right to individual relief based on claims asserted in any charge or complaint filed with the Equal Employment Opportunity Commission, or any other applicable state or local fair employment practices agency, including, but not limited to, an award of monetary damages or reinstatement to employment with the Company.

7.

Non-Disparagement. A. Executive agrees that Executive will not at any time or in any manner make or cause to be made any written or verbal statements, or take any actions that disparage, are detrimental to or damage the reputation of the Company, its subsidiaries and affiliates, and their former or current officers, directors, employees, agents and/or owners. This Section does not in any way restrict or impede the Executive from exercising protected rights, including rights under the federal securities laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, Section 929-Z, 124 Stat. 1376, 1871 (2010), to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law. Executive shall promptly provide written notice of any such order to the Company’s Chairman of the Board at inTEST Corporation, 804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054.

B. Company agrees that the Company’s current Board of Directors, Chief Financial Officer, and incoming Chief Executive Officer/President, will not at any time or in any manner make or cause to be made any written or verbal statements, or take any actions that disparage, are detrimental to or damage the reputation of Executive.

8.

Confidentiality, Non-Competition and Non-Solicitation Agreement. Executive agrees that this Agreement is conditioned upon his review and execution of the Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

9.

Compliance with Securities Laws. Executive acknowledges that he is required to comply with all applicable securities laws, rules, and regulations including those with respect to insider trading as well as Section 16 of the Securities Exchange Act of 1934, as amended.

10.

Company Property. Executive agrees that Executive has returned or will return to the Company, or will arrange for return to the Company on or before the twentieth (20th) day following Executive’s Termination Date, any and all of the Company’s, and its subsidiary and affiliates’, property, including Executive’s Company-issued desktop computer, laptop computer, mobile phone, and ipad, and proprietary and/or confidential information, including originals and copies thereof (whether in hard copy or electronic form), which was or may be in Executive’s possession or under Executive’s control. Any such materials and other property of Company that Executive possesses, including that which exists on Executive’s personal computer(s), electronic equipment, storage media and e-mail account(s), shall be returned in the same format that Executive possesses such (i.e., hardcopy paper documents returned in their original format and all electronically stored documents returned via electronic media (e.g., thumb drive or CD Rom)) on or before Executive’s Termination Date. To the extent an electronic copy exists of the returned materials, Executive must permanently delete such electronic copy/copies on or before Executive’s Termination Date (following transmittal to Company of such documents as set forth above), other than materials on Executive’s electronic devices. Executive agrees that he will not download, upload, transfer, erase, or otherwise relocate Company material from Executive’s Company-issued desktop computer, laptop computer, mobile phone, or ipad and will not use any type of wiping or erasing software on those devices or reset them to a factory default setting. Executive understands that if Executive does not return any hardcopy paper documents and/or electronic media within the time period set forth above, Executive is affirming and representing to the best of Executive’s knowledge that Executive has no such materials in Executive's possession. Notwithstanding the forgoing, Executive does not have to return home office furnishings and printer.

11.

No Knowledge of Wrongdoing. Executive represents and warrants that Executive (a) has no knowledge that any officer, director, employee, agent, or representative of the Company, its subsidiaries or affiliates, has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind and (b) Executive has not informed the Company of, and Executive is unaware of, any alleged misconduct by the Company, its subsidiaries, or affiliates, that have not been resolved satisfactorily by the Company.

12.

No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or unlawful conduct of any kind by the Company.

13.

No Obligation to Employ Executive in the Future. The Company has no obligation, contractual or otherwise, to rehire, employ, or hire Executive at any time in the future. Executive further agrees that if Executive seeks any employment with the Company, a rejection of Executive’s application or inquiry will not constitute a breach of this Agreement or a violation in any manner whatsoever by the Company.

14.

Cooperation. Executive agrees to cooperate with the Company and its attorneys with respect to any proceedings arising out of or relating to matters of which Executive was involved prior to the termination of Executive’s employment and, if applicable, shall receive reimbursement for expenses (including attorneys’ fees) in accordance with the Company’s Bylaws and the terms of the Indemnification Agreement entered into between Executive and the Company on June 24, 2020.

15.	Advice of Counsel, Consideration and Revocation Periods and Effective Date.

A.

Executive is advised to consult with an attorney prior to signing this Agreement that includes a General Release. Executive has twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”), and is advised that the Agreement may not be signed before the Termination Date. If the Consideration Period ends before Executive’s Termination Date, Executive will be able to sign the Agreement (if Executive so chooses) on Executive’s Termination Date or within five (5) calendar days after Executive’s Termination Date.

B.

Executive must return this signed Agreement to the Chairman of the Board of the Company, at inTEST Corporation, 804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054, by first class mail or by hand delivery within the Consideration Period. If Executive signs and returns this Agreement before the end of the Consideration Period, it is because Executive freely chose to do so after carefully considering its terms. If Executive does, by mistake, sign this Agreement before Executive’s Termination Date, that mistaken, premature signature will not be valid and will not create a legally effective or binding Agreement. Instead, if Executive signs this Agreement before Executive’s Termination Date, this Agreement will be returned to Executive with a blank signature page to be signed by Executive on Executive’s Termination Date should Executive still want to do so.

C.

Additionally, Executive shall have seven (7) days from the date of the signing of this Agreement to revoke it by delivering a written notice of revocation within the seven-day revocation period to the Chairman of the Board at the above address. If the revocation period expires on a weekend or holiday, Executive will have until the end of the next business day to revoke.

D.	This Agreement will become effective on the eighth day after Executive signs this Agreement provided Executive does not revoke this Agreement.

E.

Executive agrees with the Company that changes to the Agreement, whether material or immaterial, do not restart the running of the Consideration Period. The Company is not required to make any payment described in this Agreement unless the Agreement becomes effective.

16.

Section 409A. This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as separate and distinct payments. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

17.

Applicable Law and General Provisions. This Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts. This Agreement sets forth the entire agreement between the Parties. Executive is not relying on any other agreements or oral representations not fully addressed in this Agreement. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The Company may assign this Agreement to any successor in interest to the business of the Company. Any legal action by either party to enforce any of the terms of this Agreement shall be commenced in the federal or state courts in the State of Delaware.

18.	Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19.	Significance of Executive’s Signature. Executive’s signature below indicates that Executive:

A.	has carefully read and reviewed this Agreement;

B.	fully understands all of its terms and conditions;

C.	fully understands that the Agreement is legally binding and that by signing it, Executive is giving up certain rights;

D.	has not relied on any other representations by the Company, whether written or oral, concerning the terms of the Agreement;

E.

has been provided at least twenty-one (21) days to consider this Agreement (which includes a General Release) and agrees that changes to this Agreement, whether material or immaterial, do not restart the Consideration Period;

F.	will have seven (7) days to revoke Executive’s acceptance of this Agreement after signing it;

G.	has been advised, and has had the opportunity, to consult with an attorney prior to signing the Agreement;

H.	has signed and delivered this Agreement freely and voluntarily; and

I.	is duly authorized to sign this Agreement and has not assigned or attempted to assign or give to anyone else any claim Executive has or believes that Executive may have against the Company.

20.

Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement, or a signature transmitted by facsimile or electronic mail, shall have the same effect as the original signature.

IN WITNESS WHEREOF, the Parties have executed this Separation and Consulting Agreement on the date(s) set forth below.

EXECUTIVE

8/6/2020		/s/ James Pelrin
Date of Signing		James Pelrin
NOT TO BE SIGNED BEFORE THE TERMINATION DATE

ACCEPTED: inTEST Corporation

8/6/20	By:	/s/ Joseph W. Dews
Date of Signing		Joseph W. Dews, IV Chairman of the Board of Directors

Exhibit A

Confidentiality, Non-Competition and Non-Solicitation Agreement

(attached)

Confidentiality, Non-Competition and Non-Solicitation Agreement

In consideration of the Separation and Consulting Agreement (“Separation Agreement”) that inTEST Corporation (the “Company”) is offering to you, you acknowledge that you owe a duty of loyalty to the Company and its’ affiliates and subsidiaries (collectively, the “Companies”) to safeguard and protect their trade secrets and confidential information. Intending to be legally bound, you hereby agree to the terms of this Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) as follows:

1.     Non-Disclosure of Confidential Information.

(a)     The term “Confidential Information” shall mean all confidential, non-public and proprietary technical, business and financial information relating to the respective businesses of the Companies including, but not limited to, financial and marketing information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by you from third parties in connection with your employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which is (a) known by you at the time of its disclosure, (b) is or otherwise becomes public information or part of the public domain other than as a result of your breach of this Section 1, (c) acquired by you from a third party not known by you to have an obligation of confidentiality with respect to such information or (d) independently developed by you without use of Confidential Information.

You acknowledge and agree that all Confidential Information known or obtained by you, whether before or after the date of the Separation Agreement and regardless of whether you participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform your services as a consultant of the Company, you agree that you will not, for any reason, directly or indirectly, disclose Confidential Information to any person other than employees, agents, representatives, and affiliates of the Company or any of the Companies, and/or third parties pursuant to appropriate confidentiality and non-disclosure agreements. You may disclose Confidential Information if you are required or requested to produce such Confidential Information under order of a court of competent jurisdiction, a valid administrative or congressional subpoena or by any other governmental agency; provided, however, that upon receipt of any such order or subpoena, you shall, to the extent not prohibited, promptly notify the Company so that the Company has the opportunity at its cost and expense to contest the disclosure of such Confidential Information.

(b)     Notwithstanding anything herein to the contrary, nothing shall prohibit you from (i) making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of federal law or regulations, or (ii) require notification or prior approval by the Companies of any such report. Furthermore, you acknowledge that, via this paragraph, the Company is providing you with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit, such that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You further acknowledge and understand that, if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, then you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

2.     Noncompetition; Non-solicitation; Non-disparagement. As an inducement for the Company to enter into the Separation Agreement and provide the Severance to you available under the Separation Agreement, you agree that:

(a)     For a period of twelve (12) months following the separation of your employment with the Company (the “Restricted Period”), you shall not, directly or indirectly, for your own account, or on behalf of, or together with, any other person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

(i)     own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit your name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which competes with or has offered or offers any products or services during the Restricted Period which are substantially similar to any line of business in which the Company: (i) engaged in at any time during your employment with the Company; (ii) engages in at any time during the Restricted Period, or (ii) proposes or has plans to engage in at any time during the one-year period immediately preceding the termination of the Restricted Period; notwithstanding the foregoing, it shall not be a breach of this Section 2(a)(i) for you to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(ii)     contact, solicit, induce or attempt to induce any person who is or was, within the one-year period prior to termination of your employment with any of the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or you had contact during your employment with the Company, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

(iii) hire any person who is or was, within the one-year period prior to termination of your employment with the Company, an employee of any of the Companies; or contact, solicit, induce or attempt to induce any employee who is an employee of any of the Companies for the purpose of seeking to have such employee terminate his or her employment with any of the Companies.

3.     Employee Invention Assignment.

(a)     Assignment. You hereby confirm and acknowledge that, to the fullest extent permitted per applicable law, you do hereby irrevocably assign and transfer, to the Company all of your rights, title, and interests, including, without limitation, Intellectual Property Rights, in any Work Product, together with any and all causes of action for past, present or future infringement or misappropriation of the foregoing that may have accrued to you up to and including the date hereof in connection with any and all of the foregoing. For purposes hereof, “Intellectual Property Rights” means all rights in and to US and foreign: (i) patents, patent disclosures, and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs; (iv) trade secrets; and (v) all applications, registrations, and issuances for, and renewals or extensions of, the foregoing rights in (i)-(iv). For purposes hereof, “Work Product” means all writings, documents, works of authorship, technology, inventions, discoveries, processes, techniques, methods, concepts, research, proposals, materials, and other work product created, authored, reduced to practice, or invented by you, individually or jointly with others, during and in the scope of your employment with the Company that (i) resulted from work performed by you for any of the Companies; and/or (ii) was created, developed, reduced to practice, or invented using, incorporating, or in reliance on the proprietary materials, confidential information, trade secrets, or other intellectual property of the any of the Companies.

(b)     Exclusion. Notwithstanding anything to the contrary in this Agreement, you and the Company understand and acknowledge that Work Product and Intellectual Property Rights do not include, and any provision in this Agreement requiring you to assign (or otherwise providing for ownership by the Company of) rights to Work Product, Confidential Information, or Intellectual Property Rights does not apply to, any Work Product, Confidential Information, or Intellectual Property Rights that (i) you create(d), develop(ed), reduce(d) to practice, or invent(ed) entirely on your own time without using the Company’s proprietary materials, Confidential Information, trade secrets, or other Intellectual Property Rights; and/or (b) is otherwise unassignable per applicable state or federal laws including, without limitation, 19 Del C. § 805 (which prohibits the assignment of inventions that you developed or develop entirely on your own time without using the Company equipment, supplies, facilities or trade secret information, other than inventions that relate to the Company business or actual or demonstrably anticipated research or development or result from any work performed by you for the Company).

(c)     You agree to reasonably cooperate with the Company, at the Company’s sole cost and expense, with respect to the transfer, procurement, maintenance, defense and enforcement of any Intellectual Property Rights in any Work Product.

4.     Return of Property. You agree to return to the Company all documents, materials, supplies, credit cards, keys and any other property or data that was the property of any of the Companies or that was used in the course of your employment with the Company. The return of such items shall be made at any time upon the written request of the Company, or at the time of termination, or if that is not possible, then as soon thereafter as is possible. Upon termination of employment for any reason, you agree to return all tangible copies of Confidential Information to the Company and at the Company request you agree to certify under oath that all electronic copies of such information have been deleted from all computers to which you have access other than those of the Companies.

5.     Enforcement; Editing of Restrictions; Tolling; Attorney’s Fees.

(a)     Considering the nature of your job duties as Chief Executive Officer of the Company, you acknowledge that the restrictions in this Agreement are reasonable and necessary for the protection of the Company. If any court determines that any of the covenants contained in this Agreement are unenforceable because of their duration, area or scope, the court shall reduce such covenant so that it becomes enforceable in its reduced form.

(b)     The Company and you agree that any dispute, controversy, or claim arising out of or related to in any way to this Agreement or any breach or threatened breach of this Agreement is likely to result in irreparable injury to the Company. You agree that the Company shall be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, to enjoin you from activities in violation of this Agreement. The Company shall not be required to post bond as a condition of obtaining injunctive relief.

(c)     In the event that you violate any of the non-solicitation or non-competition obligations, the court is authorized to extend the length of the Restricted Period by the period of the duration of such breach.

(d)     The prevailing party in any action(s) brought to enforce any of the terms or provisions of this Agreement, shall be entitled to recover from the other party all reasonable court costs and reasonable attorneys’ fees actually incurred by the prevailing party.

6.     Governing Law, Disputes and Waiver of Jury Trial.

(a)     The law of the Commonwealth of Massachusetts shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b)     You and the Company hereby irrevocably waive all rights to trial by jury in any proceeding brought to resolve any dispute between or among you and the Company (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated by this Agreement or the relationships established between you and the Company under this Agreement.

7.     Surviving Obligations. You acknowledge and agree that your obligations under this Agreement will survive the termination of your employment and will apply regardless of the reasons for or circumstances of your termination.

8.     Entire Agreement; Amendments; Waiver; Severability.

(a)     This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter of this Agreement. This Agreement may not be modified orally, but only by written agreement signed by you and an authorized officer of the Company, making express reference hereto. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

(b)     The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.

9.     Successors and Assigns. This Agreement shall bind and be for the benefit of the Company, its successors and assigns, including without limitation any entity which may acquire any division or subsidiary of the Company or all or substantially all of the Company’s assets or into which the Company is consolidated or merged. You understand and agree that your obligations hereunder are personal and may not be assigned or transferred by you.

inTEST CORPORATION

By:
Joseph W. Dews, IV Chairman of the Board

Date:

ACCEPTED AND AGREED TO:

James Pelrin

Date